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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM 11-K


         [X]    ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 2000

                                       OR

         [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                 For the transition period from (not applicable)

                          Commission file number 1-6880



                           WESTERN BANCORP 401(k) PLAN
                                 U.S. BANK PLACE
                             601 SECOND AVENUE SOUTH
                        MINNEAPOLIS, MINNESOTA 55402-4302
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              (Full title of the plan and the address of the plan)



                                  U.S. BANCORP
                                 U.S. BANK PLACE
                             601 SECOND AVENUE SOUTH
                        MINNEAPOLIS, MINNESOTA 55402-4302
                    ----------------------------------------
                    (Name and address of principal executive offices of the issuer of the securities)


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                              REQUIRED INFORMATION

Western Bancorp 401(k) Plan ("the Plan"), is subject to the Employee Retirement Income Security act of 1974 ("ERISA"). Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements and schedules of the Plan for the two years ended December 31, 2000 and 1999, which have been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Exhibit 13 and incorporated herein by this reference.

The following exhibits are filed with this report:

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Exhibit Number      Description                                                         Page
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
    13              Annual Report for the year ended December 31, 2000
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                                    SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN BANCORP 401(k) PLAN


By:    U.S. Bancorp 401(k) Savings Plan Benefit Administration Committee



/s/ Ellen Peterson                                                 June 29, 2001
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    Ellen Peterson
    Benefit Administration Committee Chairman